Exhibit 5.01



                                          May  19, 2000



SCANA Corporation
1426 Main Street
Columbia, South Carolina  29201



Dear Sirs:

          SCANA Corporation (the "Company") proposes to file with the Securities and Exchange Commission a Registration Statement on Form S-8 for the registration under the Securities Act of 1933 of 5,000,000 shares of its common stock without par value (the "Stock") that may be issued under the Company's Long-Term Equity Compensation Plan (the "Plan").

         I have participated in the preparation of the aforesaid Registration Statement and am familiar with all other proceedings of the Company in connection with the Plan and the proposed issuance of the Stock thereunder. I have also made such further investigation as I have deemed pertinent and necessary as a basis for this opinion.

         Based upon the  foregoing,  I advise you that,  upon (a) the  aforesaid
Registration Statement becoming effective; (b) issuance of the Stock in accordance with the terms of the Plan; (c) the due execution, registration and countersignature of the certificates for the Stock; and (d) the delivery of the Stock to the purchasers thereof against receipt of the purchase price therefor; in my opinion the Stock will have been duly authorized and legally and validly issued and will be fully paid and nonassessable.

         I hereby consent to the use of this opinion in connection with the aforesaid Registration Statement.



                                Very truly yours,


                                s/H. Thomas Arthur
                                H. Thomas Arthur
                                Senior Vice President, General Counsel
                                and Assistant Secretary